Exhibit 99.1

NetScout Systems to Acquire Danaher’s Communications Business

* Creates a Premier Provider of Converged Network and Application Performance Management Solutions

* Significantly Increases NetScout’s Scale and Global Presence

* Accelerates Entry into Cyber Intelligence Market

WESTFORD, Mass.—(BUSINESS WIRE)—Oct. 13, 2014— NetScout Systems, Inc. (NASDAQ:NTCT), a market leading provider of performance analytics and operational intelligence solutions, today announced that it has entered into a definitive agreement to acquire the Communications business of Danaher Corporation (NYSE:DHR), comprising Tektronix Communications, Arbor Networks, and certain parts of Fluke Networks. Under the terms of the transaction, Danaher shareholders will receive approximately 62.5 million shares of NetScout common stock, which values the transaction at $2.6 billion based on NetScout’s closing price of $41.91 on October 10, 2014. The transaction will increase NetScout’s scale and broaden its customer base in both the service provider and enterprise markets, while accelerating NetScout’s entry into the Cyber Intelligence market. On a non-GAAP basis, the combined company is expected to have revenue exceeding $1.2 billion and the transaction is expected be accretive in the first year of combined operation. The transaction is expected to close in the first half of NetScout’s fiscal year 2016.

“This combination represents another important step, and a major milestone, towards accelerating our ability to compete on a larger and more global scale in the broader IT management and Cyber Intelligence space, to fully implement our NetScout 3.0 strategy, and to maximize our potential in our total addressable market,” stated Anil Singhal, co-founder, president and CEO of NetScout.

“NetScout’s high-performance monitoring technology combined with our premier troubleshooting, cyber security and engineering solutions will create the most comprehensive suite of best-in-class solutions in the industry today,” said James A. Lico, Danaher’s Executive Vice President. “The combined company will offer even greater breadth and depth across both carrier and enterprise networks, expanding opportunities for innovation and growth while improving our customers’ overall experience with comprehensive software-based solutions.”

Upon completion of the transaction, Mr. Lico will join NetScout’s Board of Directors, increasing the total number of directors to eight. NetScout will continue to be led by Mr. Singhal as president, CEO and chairman, along with the rest of his executive team.

Mr. Singhal concluded, “This business combination will expand NetScout’s global reach and help broaden our presence with customers in both the service provider and enterprise markets. In addition, it will jump-start our planned entry into the Cyber Intelligence market, particularly within the advanced persistent threat area. I am extremely excited about our potential to continue creating even more value for our customers, shareholders and employees. I also look forward to having Jim Lico, an experienced executive with tremendous insight into Danaher’s Communications business, join our Board.”

This transaction will bring together two long-respected leaders in the network and applications performance management and security sectors to create a premier provider of mission-critical solutions that can help customers drive compelling ROI on their IT investments, and mitigate the considerable business and operational risks associated with network and application downtime, service degradation, compliance lapses and security issues.

Danaher’s Communications business generated revenue (unaudited) of approximately $836 million for the year ended December 31, 2013. Danaher’s Communications business, which has over 2,000 employees worldwide, includes:

•	Tektronix Communications, based in Plano, Texas, which provides a comprehensive set of assurance, intelligence and test solutions and services support for a range of architectures and applications such as LTE, HSPA, 3G, IMS, mobile broadband, VoIP, video and triple play. Also included are VSS Monitoring and Newfield Wireless.

•	Arbor Networks, based in Burlington, Massachusetts, which provides solutions that help secure the world’s largest enterprise and service provider networks from DDoS attacks and advanced threats.

•	Fluke Networks, based in Everett, Washington, which delivers network monitoring solutions that speed the deployment and improve the performance of networks and applications. The data cabling tools business and carrier service provider (CSP) tools business within Fluke Networks are not included this transaction.

NetScout, with over 1,000 employees, has a proven track record of successful acquisition integration, highlighted by the retention of key talent, strong collaboration across various technical areas, numerous technical accolades and notable success in driving customer adoption of new and enhanced products that resulted from these acquisitions.

Transaction Overview

The combination of NetScout and Danaher’s Communications business will be structured as a Reverse Morris Trust (RMT) transaction under which Danaher shareholders will receive an aggregate 62.5 million NetScout shares, valued at approximately $2.6 billion based on NetScout’s closing stock price of $41.91 on Friday, October 10, 2014. Using the RMT structure, the transaction is expected to be tax free to both Danaher and NetScout, as well as their respective shareholders. Additional details related to the RMT structure and related information for Danaher shareholders are available in a news release that Danaher issued today. Upon the completion of the merger, Danaher’s shareholders will own approximately 59.5% of the combined company and NetScout shareholders will own approximately 40.5% on a fully diluted basis.

The transaction’s closing is subject to approval by NetScout shareholders, regulatory approvals and other customary closing conditions, as well as the receipt by Danaher of a ruling by the U.S. Internal Revenue Service and opinions of counsel regarding certain tax matters. The Boards of Directors of both companies have unanimously approved the transaction. Under the terms of the agreement, Mr. Singhal, who currently owns more than 5% of NetScout’s shares, will vote his shares in favor of the combination.

Advisors to NetScout

RBC Capital Markets is acting as the exclusive financial advisor to NetScout Systems. Cooley LLP advised NetScout in connection with the transaction, with additional legal counsel provided by Baker & McKenzie and Wilson Sonsini.

Conference Call and Webcast Instructions:

NetScout will hold a conference call on Monday, October 13, 2014 at 9:00 a.m. ET, which will be webcast live through NetScout’s website at http://ir.netscout.com/phoenix.zhtml?c=92658&p=irol-irhome. Alternatively, people can listen to the call by dialing (866) 701-8242 for U.S./Canada and (763) 416-6912 for international callers and using conference ID: 19499747. A replay of the call will be available after 11:30 a.m. ET on October 13, 2014 for approximately one week. The number for the replay is (855) 859-2056 for U.S./Canada and (404) 537-3406 for international callers. The conference ID is: 19499747.

As previously announced last week, NetScout will report its second-quarter fiscal year 2015 financial results for the period ended September 30, 2014 on Thursday, October 16, 2014 at approximately 7:30 a.m. ET and host a corresponding conference call and live webcast on the same day at 8:30 a.m. ET.

About NetScout Systems, Inc.

NetScout Systems, Inc. (NASDAQ:NTCT) is the market leader in application and network performance management solutions that enable enterprise and service provider organizations to assure the quality of the user experience for business and mobile services. Used by 92 percent of Fortune 100 organizations and more than 165 service providers worldwide, NetScout’s technology helps these organizations proactively manage service delivery and identify emerging performance problems, helping to quickly resolve issues that cause business disruptions or negatively impact users of information technology. For more information about NetScout, visit www.netscout.com.

Additional Information and Where You Can Find It

NetScout will file a Registration Statement on Form S-4 containing a proxy statement/prospectus of NetScout and other documents concerning the proposed acquisition with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the proxy statement/prospectus when it becomes available and other relevant documents filed with the SEC because they will contain important information. Security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by NetScout with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus and other documents may also be obtained for free by contacting Andrew Kramer, Vice President of Investor Relations, by telephone at 978-614-4000, by email at ir@netscout.com, or by mail at Investor Relations, NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886.

This communication is not a solicitation of a proxy from any security holder of NetScout. However, NetScout, Danaher and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from NetScout’s stockholders in connection with the proposed transaction. Information about NetScout’s directors and executive officers and their beneficial ownership of NetScout’s common stock may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Shareholders filed with the SEC on July 24, 2014. This document can be obtained free of charge from the SEC website at www.sec.gov.

Safe Harbor

Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and other federal securities laws. Investors are cautioned that statements in this press release, which are not strictly historical statements, including without limitation, the statements that the acquisition creates a premier provider of converged network and application performance management solutions; significantly increases NetScout’s scale and global reach, accelerates NetScout’s entry into the cyber intelligence market, and broaden its customer base in both the service provider and enterprise markets; that the combined company will generate revenue in excess of $1.2 billion on a non-GAAP basis, that the transaction will be accretive to non-GAAP earnings in the first year of combined operation, and that the transaction will close during the first half of 2015; that the acquisition will accelerate NetScout’s ability to compete on a larger and more global scale in the broader IT management and cyber intelligence space, that it will accelerate NetScout’s ability to fully implement its NetScout 3.0 strategy and to maximize its potential in its total addressable market, that the acquisition will create the most comprehensive suite of best-in-class solutions in the industry today, that the combined company will offer even greater breadth and depth across both carrier and enterprise networks, expanding opportunities for innovation and growth while improving its customers’ overall experience with comprehensive software-based solutions, that Mr. James A. Lico will join the NetScout Board of Directors upon completion of the transaction, that it will create even more value for NetScout’s customers, shareholders and employees; other references to potential benefits associated with the proposed acquisition; and the timing and milestones related to completing the merger constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements due to known and unknown risk, uncertainties, assumptions and other factors. Such factors include the failure to obtain, delays in obtaining or adverse conditions related to obtaining shareholder or regulatory approvals; the anticipated tax treatment of the transaction and related transactions; risks relating to any unforeseen changes to or the effects on liabilities, future capital expenditures, revenue, expenses, synergies, indebtedness, financial condition, losses and future prospects; failure to consummate or delay in consummating the transaction for other reasons; our ability to retain key executives and employees; slowdowns or downturns in economic conditions generally and in the market for advanced network and service assurance solutions specifically, the Company’s relationships with strategic partners, dependence upon broad-based acceptance of the Company’s network performance management solutions, the presence of competitors with greater financial resources than ours and their strategic response to our products; and the ability of NetScout to successfully integrate the merged assets and the associated technology and achieve operational efficiencies.

For a more detailed description of the risk factors associated with the Company, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

©2014 NetScout Systems, Inc. All rights reserved. NetScout and the NetScout logo and nGenius are registered trademarks of NetScout Systems, Inc.

Source: NetScout Systems, Inc.

NetScout Systems, Inc.

Andrew Kramer, 978-614-4279

Vice President of Investor Relations

IR@netscout.com